Exhibit 99.1

Contact:

Corporate Communications

435.634.3548

FOR IMMEDIATE RELEASE

ExpressJet Names Alexandria Marren Chief Operating Officer

Brad Holt to Retire Oct. 1, 2014

ATLANTA, Sept. 24 — SkyWest, Inc. is pleased to announce the selection of Alexandria Marren as Chief Operating Officer of ExpressJet Airlines, Inc., effective Oct. 1, 2014. She will succeed Brad Holt, who will retire after more than 30 years at SkyWest and ExpressJet. As COO, Marren will oversee all ExpressJet Airlines operations.

“Alex brings vast industry and operational leadership to this role,” said SkyWest, Inc. President Russell “Chip” Childs. “She is a smart, strategic and thoughtful leader, with a proven track record for excellence, accountability and execution, all of which will be essential to positioning ExpressJet Airlines for success.”

“We appreciate Brad’s extensive contributions to SkyWest, Inc.,” continued Childs. “He has dedicated his life to our airlines and people and we wish him the best in his retirement.”

“Brad has held many responsibilities at our airlines over the last three decades, including VP of Flight Operations at SkyWest Airlines before being named President and COO of Atlantic Southeast in 2007. There, he oversaw the integration of ExpressJet and ASA in 2010 and has since led the new ExpressJet,” said Jerry Atkin, SkyWest, Inc. Chairman and CEO. “We’re grateful for all the good that Brad has contributed, both at SkyWest and at ExpressJet.”

Holt said, “I’ve been fortunate to work with the most dedicated and talented aviation professionals in the industry over an incredible 30-year career in aviation. I’m grateful to have made many lifetime friends here. Alex is a natural fit for this role, and I’m confident in her ability to lead ExpressJet into the future.”

As Chief Operating Officer, Marren will oversee ExpressJet’s operations and activities, including Flight Operations, InFlight operations, Maintenance and partner relationships. Her commitment to excellence and proven ability to lead business transformation and improvements in service, product and efficiency, will be invaluable in her new role managing more than 9,000 employees and a fleet of 388 aircraft.

Marren’s career includes nearly every aspect of aviation, from customer service, flight control and onboard services to technology, network operations strategy, and planning. She has worked at all levels of airlines, developing positive relationships with both employees and business partners. She holds a bachelor’s degree from Harvard University and a certificate from the Advanced Executive Program at Northwestern University’s Kellogg School of Management. She has served on the board of directors for the Alliant Credit Union since 2008, and the American Red Cross Board since 2012. She and her husband will reside in Atlanta, Georgia.

A subsidiary of SkyWest, Inc., ExpressJet’s 9,000 aviation professionals operate an average of 2,200 daily flights with an all-jet fleet of 388 aircraft operating through capacity purchase agreements as American Eagle, Delta Connection and United Express to more than 190 airports in more than 40 U.S. states, District of Columbia, Bahamas, Canada and Mexico.

About SkyWest, Inc.

SkyWest, Inc. (NASDAQ: SKYW) was named Air Transport World’s Regional Airline of the Year in 2014. SkyWest, Inc. is the holding company for two scheduled passenger airline operations and an aircraft leasing company and is headquartered in St. George, Utah. SkyWest’s airline companies provide commercial air service in cities across the United States, Canada, Mexico and the Caribbean with approximately 4,000 daily flights and a fleet of 736 aircraft. SkyWest is headquartered in St. George, Utah, and continues to set the standard for excellence in the regional industry with unmatched value for customers, shareholders and its nearly 20,000 employees.

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